Exhibit 99.3

Independent Auditors’ Report

The Board of Directors

ProQuest LLC

Ann Arbor, MI

We have audited the accompanying consolidated financial statements of ProQuest LLC and its subsidiaries (the "Company"), which comprise the consolidated statement of financial position as of December 31, 2020, and the related consolidated statements of operations, comprehensive income, member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProQuest LLC and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
April 26, 2021

PROQUEST LLC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(In millions)	2020
Assets
Current assets:
Cash and cash equivalents	$86.0
Restricted cash	2.5
Accounts receivable (net of allowances $7.7)	138.1
Deferred royalties	19.5
Other current assets	34.6
Total current assets	280.7
Property and equipment, net	51.6
Content and software development, net	109.4
Other intangible assets, net	284.9
Goodwill	629.1
Other long-term assets	15.3
Total assets	$1,371.0
Liabilities and Member's Equity
Current liabilities
Accounts payable	$36.1
Accrued wages and benefits	46.0
Accrued royalty cost	65.9
Deferred revenue	334.0
Other current liabilities	33.2
Total current liabilities	515.2
Long-term deferred revenue	5.7
Long-term debt	1,016.8
Long-term capital lease	22.3
Long-term deferred income taxes	17.2
Other long-term liabilities	48.3
Total liabilities	$1,625.5
Commitments and Contingencies (Note 15)
Member’s Equity
Member’s equity	(243.9)
Accumulated other comprehensive loss	(10.6)
Total member’s equity	$(254.5)
Total liabilities and member’s equity	$1,371.0

See accompanying Notes to Consolidated Financial Statements.

PROQUEST LLC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In millions)	Year Ended December 31, 2020
Revenues:
Subscription and maintenance	$651.2
Content licenses and other products	211.7
Total revenues	862.9
Cost and expenses:
Cost of subscription and maintenance (exclusive of depreciation and amortization shown below)	191.0
Cost of content licenses and other products (exclusive of depreciation and amortization shown below)	136.4
Selling, general and administrative	237.8
Depreciation and amortization	131.6
Research and development	75.1
Management fee - related party	7.0
Total costs and expenses	778.9
Income from operations	84.0
Interest expense, net	(48.4)
Unrealized losses on derivative instruments	(30.6)
Foreign currency transaction losses	(1.0)
Other expense	(0.1)
Gain on contingent considerations	1.2
Non-operating expenses, net	(78.9)
Income before income taxes	5.1
Provision for federal, state and foreign taxes	(1.7)
Net income	$3.4

See accompanying Notes to Consolidated Financial Statements.

PROQUEST LLC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In millions)	2020
Net Income	$3.4
Other comprehensive income:
Currency translation adjustment	2.1
Tax effect	—
Total other comprehensive income	2.1
Comprehensive income	$5.5

See accompanying Notes to Consolidated Financial Statements.

PROQUEST LLC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)	2020
Cash flows provided by operating activities:
Net income	$3.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131.6
Amortization of debt issuance costs	2.5
Loss on extinguishment of debt	—
Deferred compensation	4.6
Unrealized losses on derivative instruments	30.6
Gain on contingent considerations	(1.2)
Changes in deferred taxes	(5.6)
Changes in deferred rent	(0.6)
Increase in accounts receivable allowances	4.9
Imputed interest	0.2
Changes in assets and liabilities, net of effects of acquisitions made:
Increase in accounts receivable	(10.1)
Increase in other assets	(1.4)
Decrease in deferred royalties	6.6
Increase in accounts payable and accrued expenses	6.9
Decrease in accrued royalties	(3.3)
Increase in deferred revenue	29.9
Net cash provided by operating activities	199.0
Cash flows from investing activities:
Property and equipment purchases	(8.7)
Product development costs	(41.4)
Acquisition of business, net of cash acquired	(225.3)
Purchase of other investments	(1.5)
Net cash used in investing activities	(276.9)
Cash flows from financing activities:
Payments on contingent considerations	(2.9)
Payments on capital lease	(0.7)
Proceeds from revolver	171.4
Payments on revolver	(171.4)
Proceeds from long-term debt	360.0
Repayment of long-term debt	(54.3)
Debt issuance costs	(7.2)
Changes in due to affiliates, net	(0.8)
Capital distributions, net	(168.3)
Net cash provided by financing activities	125.8
Effect of exchange rate changes on cash	0.1
Net increase in cash, cash equivalents, and restricted cash	48.0
Cash, cash equivalents and restricted cash:
Beginning	40.5
Ending	$88.5

PROQUEST LLC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)	2020
Supplemental disclosures of cash flow information:
Interest paid	$45.9
Income taxes paid	4.1
Supplemental schedule of non-cash investing and financing activities:
Accrued member’s distribution	0.2
Non-cash due from affiliate	—
Contingent considerations	(1.2)
Accrued capital expenditures	0.6
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	86.0
Restricted cash	2.5
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$88.5

See accompanying Notes to Consolidated Financial Statements.

PROQUEST LLC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

		Accumulated Other Comprehensive Loss
(In millions)	Member’s Equity	Currency Translation Adjustment	Total Member’s Equity
Balance at December 31, 2019	$(83.6)	$(12.7)	$(96.3)
Net income	3.4	—	3.4
Deferred compensation	4.6	—	4.6
Capital distributions, net	(168.3)	—	(168.3)
Other comprehensive income	—	2.1	2.1
Balance at December 31, 2020	$(243.9)	$(10.6)	$(254.5)

See accompanying Notes to Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Note 1. ORGANIZATION AND BASIS OF REPORTING

The accompanying consolidated financial statements include the accounts of ProQuest LLC (“ProQuest”) and its subsidiaries (together with ProQuest, the “Company”). All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

Business

The Company is a leading provider of scholarly and historical digital content and software to researchers, students and professionals within higher education institutions, companies and government agencies, public libraries, and schools worldwide. The Company develops and provides premium databases and content archives, which it aggregates, sorts and indexes from its own collections and from the content of publishers worldwide. The Company provides this content as well as software services to enable discovery of information and management of electronic content and library resources to a diverse customer base, including academic research, universities, and other libraries.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Note 2. ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States (“U.S. GAAP”) and include all the accounts of the Company and its subsidiaries. All amounts are in millions, except per share amounts, and approximate due to rounding.

Estimates and assumptions

The Company’s consolidated financial statements are prepared in accordance with U.S. GAAP. These accounting principles require the Company make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions that the Company makes are reasonable based upon information available to it at the time that these estimates, judgments and assumptions were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. These estimates include, among other items, royalty expense and other variable considerations, sales return and refund reserves, allocation of acquisition purchase price to assets acquired and liabilities assumed, goodwill and indefinite-lived intangible assets, intangible assets with definite lives and other long-lived assets, interest calculations, tax liabilities and uncertain tax positions. To the extent there are material differences between these estimates, judgments or assumptions and actual results, the consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

Revenue recognition

Revenue is recognized upon transfer of control of promised products or services to customers in an amount which reflects the consideration the Company expects to receive in exchange for those products or services which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns and any taxes collected from operations, which are subsequently remitted to the appropriate government entity. Returns and credits are estimated at contract inception and updated at the end of each reporting period if additional information becomes available.

The Company enters into arrangements that can include various combinations of software and services. In arrangements where the Company has multiple performance obligations, each performance obligation that is capable of being distinct and is distinct within the context of a contract is accounted for as a separate performance obligation. The transaction price is allocated among the performance obligations based on their relative selling prices at the inception of the arrangement. The stand-alone selling prices are determined based on the prices at which the Company charges other customers for similar products in similar circumstances. Revenue arrangements with multiple performance obligations are divided into separate units and revenue is allocated to the respective elements.

The timing of revenue recognition may differ from the timing of payments from customers. The Company records a receivable for advance billings when it has the unconditional right to bill and collect with an offsetting entry to deferred revenue, and upon shipping when control transfers to the customer prior to payment. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of invoicing. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company determined those contracts do not include a significant financing component.

Non-refundable upfront fees charged to the customers do not result in a transfer of goods and /or services and are considered an advance payment for future goods and / or services. These payments are recognized as revenue when those future goods and/or services are transferred.

Services

The Company accounts for SaaS subscription arrangements as a series of distinct service periods because each distinct service period is substantially the same, meets the criteria for over time recognition, and the same method would be used to measure progress over each distinct service period. As such, we account for revenue from our subscription services as a single performance obligation and recognize the associated revenue from SaaS subscription agreements, a portion of which are for multiple year terms, over time as the performance obligation is satisfied. Our SaaS offerings may include implementation services. Implementation services, which are capable of being distinct and are distinct in the context of the contract, typically occur before the start of the subscription arrangement. We can reasonably estimate implementation services performed and we recognize allocated revenue on a proportional performance basis as the implementation service is provided. Revenue attributable to any ongoing professional services provided subsequent to customer acceptance, are recorded as service revenue when the service is provided.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

The Company accounts for Maintenance arrangements, for its On-premise solutions, which includes customer support and do not include implementation services and training, as a series of distinct service periods because each distinct service period is substantially the same, meets the criteria for over time recognition, and the same method would be used to measure progress over each distinct service period. As such, we account for revenue from our maintenance services as a single performance obligation and recognize the associated revenue from maintenance agreements, over time as the performance obligation is satisfied.

Content

Revenues from subscription agreements to access content are recognized as the performance obligation is satisfied over time. Transfer of control occurs over time for subscription services as the customer receives the benefit over the contract term. For content licenses where the product is controlled by the customer and hard copies of books and other materials, revenue is recognized when the customer has the contracted right to use the product and control has transferred to the customer, generally upon shipment or delivery.

Deferred revenues and Capitalized commissions

Contract assets primarily consist of capitalized commissions while contract liabilities primarily consist of deferred revenue. Deferred revenue is mostly for annual contracts related to amounts paid upfront for maintenance, subscription and SaaS services, and is recognized over time as we fulfill our obligation to the respective customer. Some contracts are for longer term and result in long term deferred revenue.

The following disaggregates sales and other operating revenue by major source for the year ended December 31, 2020:

(In millions)	2020
Subscription and maintenance:
Subscription and maintenance	$627.0
Implementation services	24.2
Total subscription and maintenance	651.2
Content licenses and other products:
Perpetual archive licenses	155.4
Books and other	56.3
Total content licenses and other products	$211.7
Total revenues	862.9

Changes in deferred revenue were as follows:

2020
Balance, at the beginning of period	$271.4
Additions from acquisitions	38.4
Deferral of revenue	684.3
Recognition of deferred revenue	(654.4)
Balance, at the end of period	$339.7

Long-term deferred revenue as of December 31, 2020 is $5.7. Of the long-term deferred revenue as of December 31, 2020, $4.7 will be recognized in 2022 and the remaining $1.0 will be recognized in periods 2023 and beyond.

Capitalized commissions are included in other current assets. Changes in capitalized commissions were as follows:

2020
Balance, at the beginning of the period	$7.3
Additions from acquisitions	0.6
Costs associated with new projects	5.0
Costs amortized during the period	(4.8)
Balance, at the end of period	$8.1

For the year ended December 31, 2020, the Company incurred $16.2 of commission expense within selling, general and administrative expense on the consolidated statement of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Accounts receivable allowances

The allowance for bad debts is established through a provision charged to expense. Accounts receivable are charged against the allowance for bad debts when management believes that collectability of the balance due is unlikely. The allowance is an amount that management believes will be adequate to cover estimated losses on existing accounts receivable based on an evaluation of the collectability of accounts receivable and prior bad debt experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the accounts receivable, overall accounts receivable quality, review of specific problem accounts receivable and current economic conditions that may affect the customer’s ability to pay. An allowance for sales credits is established through a provision charged against revenue. The allowance is an amount that management believes will be adequate to cover potential future product returns based on an evaluation of historical returns and changes in customers’ acceptance of products. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Cost of subscription and maintenance

Cost of Subscription and Maintenance consists primarily of royalties, employee compensation costs for employees associated with subscriptions, support and maintenance arrangements, customer success function, amortization of capitalized content and software costs, amortization of internal software development, and third-party hosting fees related to SaaS subscriptions. Employee compensation and related costs include cash compensation and benefits to employees and associated overhead costs.

Cost of content licenses and other products

Cost for content licenses and other products consists of royalties for intellectual property, cost of print books, amortization of capitalized content and software costs, and amortization of internal software development and employee compensation costs. Employee compensation and related costs include cash compensation and benefits to employees and associated overhead costs.

Royalty expense

Royalty expense is recorded based on historical average royalty rates by product line. Royalty rates by product line are reviewed on an ongoing basis to ensure that estimates are appropriate and take into consideration any significant changes to the royalty calculations or contractual minimum royalties due to individual publishers. Estimates are necessary since the timing of billings and revenues, which determine royalty payments, varies and results in differences in timing compared to most royalties, which are paid annually, semiannually or quarterly. Royalty expenses associated with subscription contracts are deferred and recognized over the term of the contracts; while expenses associated with PAL contracts are recognized with revenue, at a point in time when the performance obligation is satisfied. Royalty expense is included in cost of subscription and maintenance and cost of content licenses and other products on the consolidated statement of operations.

Selling, general and administrative

Selling, general and administrative expenses consist primarily of employee compensation costs for corporate personnel, such as those in executive, human resource, facilities, accounting and finance, legal and compliance, and information technology departments.

Advertising expense

Advertising expenses consist primarily of advertising efforts and expenses related to trade shows and are expensed as incurred. Advertising expenses are included in selling, general and administrative expense on the consolidated statement of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Depreciation and amortization

Depreciation and amortization expenses consist primarily of depreciation of property and equipment, and amortization of intangible assets.

Research and development

Costs related to research, design, and development of software products prior to establishment of technological feasibility are charged to software development expense as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers.

Commissions

Commissions are generally expensed as incurred and are included in selling, general and administrative expense on the consolidated statement of financial position. In sales with implementations and multiyear subscription periods, commissions are capitalized and included as an asset under other current assets on the consolidated statement of financial position and amortized into selling, general and administrative expense over the term of the contracts.

Management fee – related party

Management fee – related party expenses consist primarily of certain management services, including legal, compliance, regulatory, acquisition and debt financing, executive compensation, insurance procurement and other administrative services provided to the Company by Cambridge Information Group Inc. (“CIG”). CIG is the majority owner of ProQuest Holdings LLC (“ProQuest Holdings”), which is the owner of ProQuest.

Cash and cash equivalents

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits, and in various foreign countries where it conducts business. The Company considers cash deposits in banks as cash, and investments with original maturities of less than 90 days as cash equivalents.

Restricted cash

Restricted cash is invested in bank deposits, which are pledged to the bank and provide guarantees with respect to office lease agreements and customer letters of credit.

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the assets, which are as follows:

Machinery and equipment	3 to 8 years
Furniture and fixtures	5 to 8 years
Computer software	3 to 5 years

Leased assets under capital leases are recorded at the present value of future minimum lease payments. Amortization of capital leases are computed by the straight-line method over the lease term. Amortization of capital leases is $1.6 as of December 31, 2020. Leasehold improvements are amortized over their respective lives or the terms of the applicable lease, whichever is shorter.

Content and software development, net

Costs associated with the creation of electronic content databases and software development are capitalized and depreciated on a straight-line basis over a five-year useful life, as this methodology most closely matches how revenue is generated from content.

Capitalized content and software costs: The Company capitalizes labor and other material costs required to create new content for future sale. Costs related to the acquisition of source materials, content selection, document processing, editing, abstracting, and indexing are capitalized. The Company also capitalizes internal and external costs associated with the development of product-related software that adds functionality and improves the customer’s ability to search the Company’s content. The Company does not capitalize any costs associated with research and development or marketing.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Internal software development: As required by Internal-Use Software ASC Topic 350 Goodwill and Other Intangible Assets, the Company capitalizes labor and other material costs related to the development of software that adds functionality, provides efficiencies, and otherwise meets the Company’s internal needs. The Company does not capitalize costs related to maintenance, training, or network support.

Other intangible assets, net

Intangible assets subject to amortization, which include subscription lists, trademarks, publisher relations, databases, licenses, and archive tapes, are recorded at cost and are expensed as amortization over the estimated lives of the assets, which range between 3 and 17 years on a straight-line basis. See Note 6.

Impairment of long-lived assets

The Company evaluates long-lived assets, such as property and equipment, purchased intangibles, capitalized content and software subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. There was no impairment loss recognized in the periods presented.

Goodwill

Goodwill represents the excess, at the date of acquisition, of the purchase price of the business acquired over the fair value of the net tangible and intangible assets acquired. The Company evaluates goodwill for impairment in accordance with ASC Topic 350, which requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company has four reporting units. When a quantitative test is performed, the Company estimates the fair value of the respective reporting units using a combination of the discounted cash flow method and the guideline public company method. Significant assumptions included in the model include changes in revenue growth rates, future gross margins, future EBITDA margins, the weighted average cost of capital ("WACC") and terminal growth rates. For the guideline public company method, the Company utilizes recent market multiples of guideline companies for both revenue and pre-tax net income weighted as appropriate by reporting unit. Each of these assumptions requires the Company to use its knowledge of the industry, recent transactions and reasonable performance expectations for its operation. If the Company’s reporting unit’s carrying amount exceeds its fair value an impairment charge will be recorded based on that difference. The impairment charge will be limited to the amount of goodwill currently recognized in the Company's reporting unit.

Debt issuance costs

The Company capitalized original issue discount and financing costs incurred related to the long-term debt financing described in Note 9. The Company is amortizing such costs as additional interest expense over the term of the respective debt. Amortization of financing costs is $2.5 for the year ended December 31, 2020.

Foreign currency translation

The Company conducts operations worldwide. The Company’s reporting currency is the U.S. dollar. Transaction-based adjustments denominated in foreign currencies were included in operations. The Company also translates foreign denominated assets and liabilities from the functional currency into the reporting currency using exchange rates in effect at the end of each period. Foreign currency transaction losses are included in the Company’s results of operations are $1.0 for the year ended December 31, 2020. Financial statement translation adjustments arising from differences in exchange rates from period to period are included in the determination of other comprehensive income, which is reflected as a component of member’s equity.

Gain on contingent considerations

Gain on contingent considerations consists of a non-recurring gain on earn-out obligations related to acquisitions.

Other expense

For the year ended December 31, 2020, other expense is related to a one-time loss on an investment.

Income taxes

The Company is comprised of a partnership, various single member limited liability companies that are disregarded for tax purposes, and several domestic and foreign corporations. The primary operating entity in the partnership structure is ProQuest LLC, and the primary operating entities in the corporate structure are Ex Libris (USA), Inc., Ex Libris Ltd., and Innovative Interfaces Inc. For the partnership and disregarded entities, taxable income and the resulting liabilities are allocated among the owners of the entities and reported on the tax filings of those owners. The Company’s members are liable for federal and state income taxes on their respective share of the Company’s taxable income. Through its U.S. corporate subsidiaries, the Company is subject to federal and state income taxes. Through foreign subsidiaries of both ProQuest LLC and its corporate subsidiaries, the Company is also subject to foreign income taxes in various jurisdictions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

As of December 31, 2020, the Company owned several “C” corporations for which it files federal and state income tax returns on an annual basis. The Company’s total tax provision reflects the impact of its corporate subsidiaries to the extent that these subsidiaries have taxable income or losses. The Company’s foreign subsidiaries are subject to income taxes in their country of incorporation and/or operations. Income taxes have been provided for at prevailing enacted tax rates for each jurisdiction.

Deferred income tax assets and liabilities for the Company’s “C” corporations and foreign subsidiaries are determined based on temporary differences between financial reporting bases and tax reporting bases of assets and liabilities. Deferred tax assets are also recognized for certain tax attributes, including net operating loss carryforwards, credit carryforwards, and interest carryforwards. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such amounts are expected to be reversed or utilized. All deferred tax assets are subject to valuation allowance considerations to ensure recognition only of amounts that are more likely than not to be ultimately realized.

The Company accounts for uncertainty in income taxes for its “C” corporations and foreign subsidiaries utilizing the guidance in ASC Topic 740 - Income Taxes. Under these standards, income tax benefits should be recognized when, based on the technical merits of a tax position, the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than fifty percent) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest and penalties, if any, in its provision for income taxes.

On March 27, 2020 the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into law. The CARES Act contains several provisions that may favorably impact the Company, including an allowance for the deferral of the employer portion of social security tax, an allowance for the deferral of certain income tax payments, a new employee retention tax credit, an increase in the limitation on the annual amount of the interest expense that can be deducted, and a technical correction to the earlier Tax Cuts and Jobs Act of 2017 (“TCJA”) to allow for a 100% bonus depreciation deduction for qualified leasehold improvements. The increase in the limitation on the amount of interest expense that can be currently deducted resulted in the realization of a deferred tax benefit of $2.6. The Company deferred the payment of the employer portion of payroll taxes for the period April 1, 2020 through December 31, 2020 of approximately $4.9. The Company will repay this liability during 2021 and 2022.

Financial instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable, long-term debt obligations, and derivative instruments, principally interest rate swaps, foreign currency hedges and foreign currency swaps. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and current maturities of long-term debt approximate fair value because of their short-term maturity and interest rates which approximate current rates. The carrying amount of long-term debt approximates fair value because the floating interest rates are based on current rates offered to the Company for debt with similar terms and maturities. The fair value of interest rate swaps (used for purposes other than trading) is the estimated amount to terminate the swap agreements at the reporting date, taking into account current interest rates and the creditworthiness of the swap counterparty.

Derivatives

The Company is exposed to certain risks, primarily interest rate and foreign currency exchange rate risk, related to its ongoing business operations. Interest rate swaps and caps are entered into to manage interest rate risk associated with the Company’s floating rate borrowings. Foreign currency hedges are entered into to manage foreign currency exchange rate volatility associated with the Company’s payables and receivables denominated in various currencies. The guidance related to accounting for derivatives requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the consolidated statement of financial position and the related unrealized gains and losses in the statement of operations as the Company has not designated any financial instrument for hedge accounting.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Derivative financial instruments are recorded by type in other current assets, other long-term assets, other current liabilities and other long- term liabilities in the consolidated statement of financial position and are measured at fair value. Changes in fair value are recognized in earnings, unless the derivative is designated and qualifies to be in a hedge accounting relationship. Currently, the Company has not designated any financial instrument for hedge accounting.

Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and the fair value measurement guidance in GAAP sets forth a fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability.

The three levels of the fair value hierarchy under Fair Value Measurement ASC Topic 820 are described below:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. The types of investments in Level 1 include securities traded on a national securities exchange or reported on the Nasdaq national market. These securities are stated at the last reported sales price on the day of valuation.

Level 2: Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value that is determined using models or other valuation methodologies. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement. The Company’s Level 2 investments are interest rate swap contracts, foreign currency forward contracts and cross currency swap contracts (see Note 10). The fair value for Level 2 instruments is derived using the market approach based on observable market inputs including quoted prices of similar instruments and foreign exchange and interest rate forward curves.

Level 3: Inputs that are unobservable for the asset or liability and that include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation. Level 3 liabilities relate to business and asset acquisitions made in 2019. The fair value of the liabilities for the contingent considerations recognized upon each acquisition as part of the purchase accounting opening balance sheet is estimated by discounting to present value the probability-weighted contingent payments expected to be made. As the fair value measure is based on significant inputs that are not observable in the market, they are categorized as Level 3 (see Note 11). The fair value of the contingent considerations related to the purchase accounting for acquisitions made in 2019.

The financial assets and financial liabilities measured at fair value on a recurring basis are the following:

	December 31, 2020
	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Derivative financial instruments	$—	$1.0	$—	$1.0
Total assets	—	1.0	—	1.0
Financial liabilities
Derivative financial instruments	—	36.7	—	36.7
Contingent considerations	—	—	0.9	0.9
Total liabilities	$—	$36.7	$0.9	$37.6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

The following table provides a roll-forward of the fair value of the contingent considerations categorized as Level 3 for the year ended December 31, 2020:

December 31, 2020
Beginning balance	$4.7
Issuance of contingent considerations in connection with acquisition	—
Payments made on contingent liabilities	(2.9)
Gain on contingent considerations	(1.2)
Imputed Interest	0.3
Ending balance	$0.9

Recently issued accounting pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40). The ASU aligned accounting for implementation costs incurred in a hosting agreement with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and is effective for fiscal years beginning after December 15, 2020. The Company adopted this ASU on January 1, 2020 and the adoption had no material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU supersedes the lease recognition requirements in ASU Topic 840, Leases. Under Topic 842, lessees are required to recognize assets and liabilities on the statement of financial position for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) which added an optional modified retrospective transition method. In the period of adoption, under the new transition method, comparative periods within the financial statements will not need to be restated. Topic 842 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments. The FASB’s new guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables, based on historical experience, current conditions and reasonable and supportable forecasts. This amendment is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU reduces the complexity of accounting for income taxes by clarifying and amending existing guidance as well as removing certain exceptions. For private companies, the ASU is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022 with early adoption permitted. The Company will adopt this ASU on January 1, 2021 and expects no material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04 - Reference Rate Reform (Topic 848), codified as ASC 848 (“ASC 848”). The purpose of ASC 848 is to provide optional guidance to ease the potential effects on financial reporting of the market-wide migration away from Interbank Offered Rates (“IBORs”) to alternative reference rates. ASC 848 applies only to contracts, hedging relationships, and other transactions that reference a reference rate expected to be discontinued because of reference rate reform. The guidance may be applied upon issuance of ASC 848. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope of ASU 2020-04 indicating that certain optional expedients and exceptions included in ASU 2020-04 are applicable to derivative instruments affected by the market-wide change in interest rates used for discounting, margining, or contract price alignment. We are currently in the process of evaluating the amendments and we anticipate they will facilitate the transition away from LIBOR. The Company is currently assessing the impact of adopting this new guidance.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Impact of COVID-19

Continuing concerns over economic and business prospects in the United States and throughout the world, including the recent outbreak of a novel strain of coronavirus (COVID-19), have contributed to increased volatility and diminished expectations for the global economy. These factors may precipitate a slowdown in the global economy or recession, which could materially adversely affect the Company’s business and operations. The Company cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if any of the third parties with whom the Company engages were to experience shutdowns or other business disruptions, the Company’s ability to conduct business in the manner and on the timelines presently planned could be materially and negatively impacted. The Company has not experienced any known business disruptions as a result of the pandemic, as most services are delivered remotely or capable of being delivered remotely. In addition, the pandemic has accelerated trends towards digital learning, including the acceleration in adoption rates of the ebook platform as purchases continue to transition from print to digital formats. The Company has taken actions to address the present situation including establishing a Business Continuity Plan task force, comprised of senior leadership and other key managers, directing all global employees with remote access to work from home. Further, in collaboration with publishers, the Company began providing trial period access for many of its PQIS subscription products. The full extent to which COVID-19 may impact the Company’s financial condition or results of operations over the medium to long term, however, remains uncertain. Due to the Company’s recurring revenue business model, the effect of COVID-19 may not be fully reflected in the results of operations until future periods, if at all. The Company will continue to actively monitor the situation and may take further actions that alter its business operations as may be required by federal, state or local authorities, or that the Company determines are in the best interests of its employees, customers, publishers, partners and members.

Subsequent events

The Company performed review procedures to evaluate subsequent events and determine any necessary disclosures that arise from such evaluation through April 26, 2021, the date on which the financial statements are issued.

On February 2, 2021, the Company entered into a third amendment to the Amended and Restated Credit Agreement to reduce the term loan interest rate to LIBOR plus 3.25% and also added a provision to reduce the rate to LIBOR plus 3.00% if the Net First Lien Leverage Ratio is 3.00 or below.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 3. ACQUISITIONS

Acquisition of Energy Abstract LLC

On November 15, 2020, the Company entered into a unit purchase agreement with Energy Abstract LLC (“Energy Abstract”), a subsidiary of CIG, pursuant to which the Company acquired all of the shares of Energy Abstract for a final purchase price of $2.7. Energy Abstract is an information source for published scientific and technical knowledge related to oil and gas exploration and production founded by the University of Tulsa. The purchase price was paid with available funds. The Company expects to finalize purchase price allocation in accordance with the Business Combination guidance of ASC Topic 805 as soon as practical but no later than one year from the acquisition. Pro forma financial information does not have a material impact on the consolidated financial statements. A summary of the significant assets acquired, and liabilities assumed in this business acquisition are as follows:

2020
Accounts receivable and other current assets	$0.2
Intangible assets	2.5
Goodwill	0.9
Total assets	3.6

Accrued expenses and other liabilities	0.1
Deferred revenues	0.8
Total liabilities	0.9
Net assets acquired	2.7
Net assets acquired, net of cash	$2.7

Acquisition of Underline Sciences Inc.

On September 22, 2020, the Company acquired preferred stock, representing approximately a 25% ownership interest, in Underline Sciences Inc. (“Underline”) for $1.5. Underline is a virtual conference platform for events in science, medicine, academia and other professional fields. The purchase price was paid out of available funds.

Acquisition of Innovative Interfaces, Inc.

On January 15, 2020, the Company acquired all of the shares of Innovative Interfaces, Inc. (“Innovative”) for $222.6 net of cash acquired. The purchase price was financed with an incremental loan of $210.0 and available funds. The acquisition was accounted for as a purchase in accordance with ASC Topic 805 Business Combinations. The revenue of Innovative on the consolidated statement of operations from and including January 15, 2020 to December 31, 2020 was $82.9 million. Unaudited Pro forma financial information is as follows:

	2020
	As Reported	Innovative Proforma	As Adjusted
Revenue	$862.9	$3.5	$866.4
Net Income	3.4	(0.0)	3.4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

The U.S. Federal Trade Commission (FTC) routinely evaluates the potential impact of acquisitions on competition and customers, and the Company received a formal notification of a review of the acquisition of Innovative. On November 2, 2020 the FTC closed its review of the Company’s acquisition of Innovative, allowing Innovative to be integrated with the Company. A summary of the significant assets acquired, and liabilities assumed in this business acquisition are as follows:

2020
Cash and cash equivalents	$13.7
Accounts receivable and other current assets	20.5
Property and equipment, net	1.6
Intangible assets	193.3
Goodwill	50.6
Other long-term assets	0.9
Total assets	280.6

Accounts payable	1.2
Other current liabilities	5.5
Deferred revenues	37.6
Total liabilities	44.3
Net assets acquired	236.3
Net assets acquired, net of cash	$222.6

Developed technology, trademarks, and customer relationships were recognized as intangible assets in the Innovative acquisition. Amortization is recorded on a straight -line basis over the estimated useful life of the assets. The following is the weighted average useful life for each asset class in the period of acquisition:

Developed Technology	15 years	$91.1
Customer Relationships	16 years	88.9
Trademarks	13 years	13.3
		$193.3

Goodwill represents the excess of the consideration transferred over the aggregate fair values of assets acquired and liabilities assumed. The goodwill recorded in connection with this acquisition was based on operating synergies and other benefits expected to result from the combined operations and the assembled workforce acquired. The majority of the goodwill acquired is not deductible for tax purposes.

Acquisition transaction costs recognized for the year ended December 31, 2020 such as legal, accounting, valuation and other professional services, are $6.1 and are included in selling, general and administrative expense on the accompanying consolidated statement of operations.

In connection with the acquisition of Innovative, the Company has reviewed potential prior year tax exposures of the acquired entities for which we could be held liable under tax authority audit and has determined that additional tax reserves under ASC 740-10 and or ASC 450- 20 are not warranted. The Company is indemnified against tax assessment loss from certain potential tax exposures for pre-acquisition periods, meaning the Company would be reimbursed for settlements with tax authorities related to these potential exposures.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Note 4. ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2020 is summarized below:

December 31, 2020
Trade	$146.5
Less allowance for bad debts	(7.7)
138.8
Less long-term receivables	(0.7)
Accounts receivable, net of allowances	$138.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Note 5. PROPERTY AND EQUIPMENT, NET AND CAPITALIZED CONTENT AND SOFTWARE DEVELOPMENT, NET

Capitalized costs as of December 31, 2020 are summarized below:

December 31, 2020
Property and equipment:
Machinery and equipment	$65.4
Furniture and fixtures	8.1
Leasehold improvements	13.3
Computer software	12.1
Capital lease	24.9
Land and buildings	1.5
125.3
Less accumulated depreciation	(73.7)
Total property and equipment, net	$51.6

Capitalized costs:
Capitalized content and software	$696.0
Internal software development	34.3
730.3
Less accumulated amortization	(620.9)
Total capitalized costs, net	$109.4

Depreciation expense on property and equipment is $14.7 for the year ended December 31, 2020. Amortization expense for capitalized content and software costs and internally developed software is $43.5 for the year ended December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Note 6. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

As of December 31, 2020, the Company’s annual impairment testing resulted in no impairment charges recorded for any reporting units. Goodwill as of December 31, 2020 is summarized below:

Total Goodwill
Balances as of December 31, 2019	$577.0
Additions(1)	51.5
Foreign currency translation	0.6
Disposals	—
Balances as of December 31, 2020	$629.1

(1) The increase of goodwill in the year ended December 31, 2020 is related to the acquisition of Innovative, and Energy Abstract.

Intangibles

Intangible assets as of December 31, 2020 consisted primarily of subscription and customer lists, trademarks, publisher relationships, databases and developed technology, and archive tapes. The following summarizes the changes in the Company’s intangible assets, net:

	Subscription and Customer lists	Trademarks	Publisher relationships	Databases and Developed Technology	Archive tapes and other	Totals
As of December 31, 2019
Gross carrying amount	$264.2	$90.7	$47.1	$207.0	$44.7	$653.7
Additions(1)	90.0	14.9	—	91.9	0.1	196.9
Disposals	(7.9)	—	—	(8.3)	(6.0)	(22.2)
Gross Balance as of December 31, 2020	346.3	105.6	47.1	290.6	38.8	828.4
Accumulated amortization as of December 31, 2019	(173.4)	(70.2)	(40.9)	(171.3)	(35.6)	(491.4)
Amortization expenses	(25.5)	(6.7)	(2.0)	(36.2)	(3.0)	(73.4)
Foreign currency translation	(0.1)	(0.1)	—	0.2	—	—
Disposals	7.9	—	—	7.4	6.0	21.3
Accumulated amortization as of December 31, 2020	(191.1)	(77.0)	(42.9)	(199.9)	(32.6)	(543.5)
Net balances as of December 31, 2020	$155.2	$28.6	$4.2	$90.7	$6.2	$284.9

(1) The increase of intangible assets in the year ended December 31, 2020 was mainly related to the acquisition of Innovative and Energy Abstract.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Aggregate amortization of intangible assets subject to amortization for each of the next five years and thereafter is as follows:

For Fiscal Year Ended	Subscription and Customer lists	Trademarks	Publisher relationships	Databases and Developed Technology	Archive tapes and other	Totals
2021	$23.1	$6.9	$1.5	$8.9	$1.3	$41.7
2022	20.0	5.6	1.3	8.3	1.0	36.2
2023	19.2	4.6	1.0	6.9	0.9	32.6
2024	18.8	1.9	0.4	6.1	0.8	28.0
2025	18.0	1.7	—	6.1	0.6	26.4
Thereafter	56.1	7.9	—	54.4	1.6	120.0
Total	$155.2	$28.6	$4.2	$90.7	$6.2	$284.9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of U.S. dollars, unless otherwise indicated)

Note 7. ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)

The following table presents changes in and amounts reclassified out of AOCI for the year ended December 31, 2020:

Foreign Exchange Translation Adjustment
Balance, December 31, 2019	$(12.7)
Other comprehensive income before reclassifications	2.1
Amounts reclassified from AOCI	—
Net current period other comprehensive income	2.1
Balance, December 31, 2020	$(10.6)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 8. RELATED PARTY TRANSACTIONS

ProQuest and R. R. Bowker LLC (“Bowker”), affiliates through common ownership, entered into a license agreement for use of related intellectual property. Both engage jointly in initiatives such as marketing, finance, sales, legal, human resources, technical support, and customer service. ProQuest also includes Bowker in certain business travel procurement arrangements and provides certain management, administrative, treasury and other back-office services to Bowker pursuant to various service agreements between the parties. Expenses incurred related to these services totaled $3.0 for the year ended December 31, 2020. Such amount includes Bowker's portion of the annual management fee the Company pays to CIG.

CIG is the majority owner of ProQuest Holdings LLC (“ProQuest Holdings”). ProQuest Holdings is the owner of ProQuest and Bowker. On June 24, 2019, Atairos Group, Inc. (“Atairos”) purchased a majority of Goldman Sachs & Co. LLC’s (“Goldman”) minority interest in ProQuest Holdings.

In connection with an investor rights agreement among CIG, Atairos and Goldman, if a liquidation event has not occurred by June 24, 2027 with respect to ProQuest Holdings, the parent of ProQuest and Bowker, Atairos has the right to request that CIG, Goldman and/or ProQuest Holdings purchase its interests at a value determined by an independent appraiser, and to otherwise cause ProQuest Holdings to pursue a sale to a third party in the event that none of the investors elect to purchase Atairos’ interests.

Pursuant to the same investor rights agreement among CIG, Atairos and Goldman, (i) for a period of 180 days commencing on June 24, 2022, Goldman has the option to elect to cause ProQuest Holdings to purchase all of Goldman’s interests at a value determined by an independent appraiser, which purchase may be executed instead by CIG and/or Atairos upon the agreement of CIG and Atairos, and (ii) if Goldman does not exercise such right during such period, then for the following 180 day period thereafter ProQuest Holdings has the option to elect to purchase all of Goldman’s interests at a value determined by an independent appraiser, which purchase may be executed instead by CIG and/or Atairos upon the agreement of CIG and Atairos. If Goldman elects to cause ProQuest Holdings to purchase all of Goldman’s interest, the settlement can be made in cash or with a note bearing an 8% interest rate and a three-year term.

During 2020, the Company distributed $168.3 to ProQuest Holdings, primarily related to distributions to shareholders.

The Company reimburses CIG for expenses paid on the Company’s behalf for various services, including business development, certain expenses related to employees with dual responsibilities among CIG and the Company, health and welfare benefits and property and casualty insurance. For the year ended December 31, 2020, the Company reimbursed CIG $0.2 for these expenses.

The Company is reimbursed by CIG for various other shared services, including information technology, human resources information systems, business travel procurement arrangements and administrative services. For the year ended December 31, 2020, CIG paid the Company $1.0 for these expenses.

The Company also shares space in leased properties and related administrative services in New York, New York, and Bethesda, Maryland, with CIG, for which CIG reimburses the Company pro rata on the basis of headcount and square footage. For the year ended December 31, 2020, CIG reimbursed the Company $0.2 for these expenses.

On November 23, 2017, the Company entered into a lease agreement with a subsidiary of CIG in respect to the corporate offices in Ann Arbor, Michigan. For the year ended December 31, 2020, the total costs related to these agreements is $3.0 with $40.0 in minimum rent payments remaining through the term of the lease as of December 31, 2020. The total minimum rent due to the landlord over the full term of the lease is $48.8. In addition to the monthly rent payments, the Company is responsible for reimbursing the landlord for taxes, insurance and other operating expenses on the property. On February 2, 2021, the company agreed to extend the term of the lease, which previously expired on September 30, 2032, until September 30, 2036. The Company may further extend for a period of five years commencing October 1, 2036.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 9. DEBT

Long-term debt comprised the following indebtedness to various lenders as of December 31, 2020:

December 31, 2020
Senior secured first lien credit facility due 2026 (a)	$1,016.8
Senior secured revolver loan (a)	—
Collateralized equipment loan (b)	—
Total Debt	1,016.8
Less current maturities	—
Long-term debt	$1,016.8

(a) The senior secured first lien credit facility (the “First Lien Credit Facility 2026”) includes a term loan that is due to expire in 2026 and a revolver due to expire in 2024. Both are secured by substantially all the assets of the Company. The instruments governing the First Lien Credit Facility 2026 contain, among other matters, various financial covenants that may restrict the Company from paying distributions, subject to certain exceptions, and are presented net of original issue discount and deferred financing costs.

(b) The equipment loan matured in December 2020 and is secured by various equipment in accordance with the agreement.

As of December 31, 2020 the estimated fair value of total debt, including the current portion, is $1,016.8. The estimated fair value is based on Level 2 inputs.

Annual maturities of long-term debt are as follows:

Year ending December 31,
2021	$—
2022	—
2023	—
2024	—
2025	3.8
Thereafter	1,028.5
Total principal payments	$1,032.3
Original issue and deferred financing cost	(15.5)
Total debt	$1,016.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

First Lien Credit Facility 2026 (a): On October 23, 2019, the Company entered into a new Amended and Restated Credit Agreement in the amount of $725.0 under the term loan facility and $150.0 under the revolving credit facility with a sub-facility for the issuance of up to $15.0 letters of credit and a swingline sub-facility of up to $15.0. The origination fees of $9.2 were paid upon closing and are treated as a discount on the term loan, which will be amortized over the life of the loan. The proceeds from the Credit Agreement, net of original issue discount, were used to extinguish the prior First Lien Credit Facility due 2021. Borrowing under the Amended and Restated Credit Agreement is at an interest rate of LIBOR plus 3.50% on the term loan and LIBOR plus 2.75% on the revolving loan. Quarterly principal payments of $1.8 began March 31, 2020. The Credit Agreement requires certain mandatory prepayments of outstanding loans under the Term Loan Facility, subject to certain exceptions, based on (i) the net cash proceeds of certain asset sales and casualty and condemnation events in excess of certain thresholds (subject to certain reinvestment rights) and (ii) a percentage of Excess Cash Flow (as defined in the Credit Agreement) in excess of certain thresholds and subject to certain credits during each fiscal year.

On December 4, 2019, the Company amended the Amended and Restated Credit Agreement to provide for an additional $210.0 of incremental term loans under the Term Loan Facility. Effective on January 15, 2020, the incremental $210.0 was used to fund the acquisition of Innovative. In September 2020, the Company paid $48.1 against the term loan, covering all required principal payments until September 2025.

On December 15, 2020, the Company amended the Amended and Restated Credit Agreement to provide for an additional $150.0 of incremental term loans under the Term Loan Facility, increasing the amount of the term loan to $1,032.3. The incremental $150.0 was used to fund a shareholder distribution. As of December 31, 2020 the outstanding borrowings under the Amended and Restated Credit Agreement are $1,016.8, which included $15.5 of original issue discount and deferred financing costs and the average interest rate was 3.6%. As of December 31, 2020 there was $0.0 drawn on the revolving credit facility and $0.6 in outstanding letters of credit.

Collateralized Equipment Loan (b): There is one collateralized equipment loan, with a 36-month term, paid in equal monthly installments, plus interest of 5.98%. ProQuest used the proceeds from this loan to purchase certain hardware and software, to which ProQuest retains the title. This loan matured in December 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 10. DERIVATIVE FINANCIAL INSTRUMENTS

On December 21, 2015, the Company entered into interest rate swap agreements on a total original amount of $200.0 designed to limit interest rate exposure in the event that 90-day LIBOR increases above 2.08%. The effective date of these agreements is December 30, 2016. Interest will either be paid or earned each quarter based on the difference between the 90-day LIBOR and a fixed rate of 2.08%. On February 16, 2018, the Company amended $125.0 of the interest rate swap to a fixed rate of 2.43% and extended maturity to December 31, 2023. The terms on the remaining $75.0 did not change and will expire on December 31, 2021.

In November 2018, the Company entered into an interest rate swap agreement on an original amount of $100.0 with an effective date of January 3, 2022. The agreement is designed to limit the interest rate exposure in the event 90-day LIBOR increases above 3.12%. This derivative instrument expires on December 31, 2024.

In May 2019, the Company entered into a new interest rate swap agreement on the total amount of $100.0 with an effective date of January 3, 2022. The agreement is designed to limit the interest rate exposure in the event the 90-day LIBOR increases above 2.35%. This derivative instrument expires on December 31, 2026.

On January 27, 2020, the Company entered into several new interest rate swap agreements for a total notional amount of $200.0. The agreements are designed to limit the interest rate exposure in the event 90-day LIBOR increases on average above 1.4914%. The derivative instruments expire on September 30, 2026.

As of December 31, 2020, the total mark-to-market liability value of the above various interest rate swap agreements is ($34.9).

On March 7, 2016, the Company entered into an interest rate cap agreement on an original amount of $250.0 with the effective date of October 1, 2016. The agreement is designed to limit interest rate exposure if 90-day LIBOR increases above 2.00%. This derivative instrument expires on September 30, 2021. As of December 31, 2020, the mark-to-market liability value of this agreement is ($0.8).

In March 2016, the Company entered into foreign currency hedges to partially offset its business exposure to foreign exchange risk arising from payable and receivable transactions in the normal course of business. This is due to the volatility in foreign exchange movements and in part due to the Ex Libris acquisition. These hedges expire before June 28, 2021. As of December 31, 2020, the mark-to-market (liability) asset value of these hedges is ($1.0).

In March 2018, the Company entered into several cross-currency swap agreements to hedge against equity value depreciation due to foreign exchange movements. The Company agreed to swap $50.0 of fixed debt for Euro denominated debt with net proceeds of 2.6% on the notional amount on a quarterly basis. The Company also agreed to swap $50.0 of fixed debt for Sterling denominated debt with net proceeds of 1.2% on the notional amount on a quarterly basis. The termination date of these agreements is March 6, 2021. As of December 31, 2020, the mark-to-market asset value of these agreements is $1.0.

As of December 31, 2020, the consolidated mark-to-market asset value of all the derivative instruments discussed above is $1.0 and the liability value is ($36.7), which is included in the accompanying consolidated statement of financial position. The derivatives are recorded by type and will be found under, other current assets, other long- term assets, other current liabilities or other long-term liabilities depending on the individual mark-to-market value and maturity date.

The unrealized gains and losses on these interest rate, foreign exchange hedging, and cross currency swap agreements are included in the accompanying consolidated statement of operations as unrealized losses on derivative instruments, which are ($30.6) for the year ended December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 11. OTHER ASSETS AND LIABILITIES

Other current and long-term assets and liabilities are comprised of the following:

Other current assets	December 31, 2020
Prepaid cloud storage and software licensing expenses	$10.9
Capitalized commissions	8.1
Prepaid taxes	6.1
Prepaid royalties	2.1
Security deposits	1.4
Derivatives	1.0
Other prepaid expenses	5.0
Total other current assets	$34.6

Other long-term assets	December 31, 2020
Long-term prepaid expenses	$3.7
Long-term deferred royalty	1.6
Long-term income taxes	1.2
Long-term accounts receivable	0.7
Other long-term receivables	8.1
Total other long-term assets	$15.3

Other current liabilities	December 31, 2020
Accrued other taxes	$10.2
Reserve for self-insurance	4.3
Derivatives	8.5
Short term portion of contingent considerations	0.4
Other current liabilities	9.8
Total other current liabilities	$33.2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Other long-term liabilities	December 31, 2020
Derivatives	$28.2
Long-term severance payable	10.5
Long-term income tax reserves	4.7
Long-term accrued royalty expense	1.6
Other long-term liabilities	3.3
Total other long-term liabilities	$48.3

Contingent Considerations: The Company acquired Rapid ILL on June 14, 2019 and was obligated to pay up to an additional $3.4 of contingent considerations if specified future objectives and financial targets were met. The Company reflected this on the consolidated statement of financial position within other long-term liabilities at its fair value of $2.7, based on the likelihood of payment of these contingent earn-out payments. As of December 31, 2020, it was determined that some of the targets would likely not be met, and $1.0 was recorded as a gain on the consolidated statement of operations. At December 31, 2020, the long-term portion of the contingent considerations is $0.5.

As of December 31, 2020, the Company is obligated to pay up to an additional $0.4 of other contingent considerations if specified future objectives and financial targets are met as a result of other acquisitions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 12. DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan offered to all eligible employees in the United States, whereby eligible employees may contribute a portion of their gross earnings to the plan, subject to certain limitations. In addition, the Company matches 50% of employee contributions up to the greater of $6,000 or 5% of eligible compensation, annually. The plan is qualified under and is governed by Section 401(k) of the Internal Revenue Code. Employees of the United Kingdom are eligible to participate in a stakeholder’s savings plan. For the year ended December 31, 2020 the Company recognized expense for contribution to these plans totaling approximately $12.1.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 13. DEFERRED COMPENSATION

Certain of the Company’s senior executives were granted profit participation through an equity interest in the ProQuest Equity Plan (the “PEP”). The PEP owns a membership interest in ProQuest Holdings through a contribution of certain Class C units made by ProQuest Holdings’ members. This profit participation interest, in the form of units, provides certain incentives to participants pursuant to the terms and conditions of the agreements governing the PEP. In accordance with the Stock Compensation Topic of ASC 718, compensation cost related to this equity granted to employees is recorded in the financial statements of the employer on a stand-alone basis, although the ultimate obligation belongs to ProQuest Holdings. Compensation expense relating to the PEP will be recorded in the financial statements of the Company as the individual grants vest. Forfeitures are recorded as they occur for the vested employees. Compensation expense of $4.6 related to the award of the PEP units has been included in selling, general and administrative expense on the accompanying consolidated statement of operations for the year ended December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 14. INCOME TAXES

Loss before income taxes in the consolidated statement of operations included the following components for the year ended December 31, 2020:

2020
Domestic loss before income taxes	$(40.1)
Foreign income before income taxes	45.2
Total income (loss) before income taxes	$5.1

The income tax benefit for the year ended December 31, 2020 consisted of the following:

2020
Current tax provision
Federal	$3.0
State	0.7
Foreign	3.6
$7.3
Deferred tax provision
Federal	$(6.6)
State	—
Foreign	1.0
$(5.6)
Total expense (benefit)	$1.7

The Company’s tax provision for the year ended December 31, 2020 consisted of current expense of $7.3 and deferred benefit of $5.6. The current expense is primarily the result of the current tax provisions of the Company’s foreign subsidiaries and its U.S. corporate subsidiary, Ex Libris Intermediate TopCo Inc. (“Ex Libris U.S.”). The deferred benefit is primarily the result of temporary book-to-tax differences related to Ex Libris U.S., including a deferred interest benefit resulting from the carryforward of realizable but currently disallowed interest expense.

In January of 2020, the Company, through its corporate subsidiary Ex Libris (USA), Inc., completed the acquisition of the Innovative group. Innovative has both U.S. and foreign entities, but the primary operating entity is the U.S. corporation Innovative Interfaces Inc. (“III”).

Beginning in 2020, III will be part of the consolidated U.S. filing of Ex Libris U.S.. The current activities and historical deferred assets and liabilities of the Innovative group have been reflected in the December 31, 2020 global provision of the Company accordingly.

The Company’s effective tax rate differed from the corporate federal statutory rate of 21% as most of the Company’s activity occurs at the partnership level, and thus is not subject to entity-level domestic income tax. In addition, the effective tax rate was impacted by non-taxable income related to intercompany debt forgiveness. The Company’s tax provision is driven primarily by the activities of Ex Libris U.S., which has a U.S. corporate parent and foreign subsidiaries.

The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and the Company’s effective rate as of December 31, 2020 are as follows:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

2020
Taxes computed at the federal statutory rate	$1.1
State taxes	(0.4)
Flow-through income not taxed at the entity level	3.3
Tax rate differential of foreign earnings	(0.1)
Global intangible low-taxed income net of §250 (GILTI)	0.9
§250 deduction (FDII)	(0.5)
Subpart F income	1.4
Non-taxable foreign income	(7.5)
Non-deductible loss	1.3
Impact of foreign currency gain from long term note	—
Valuation allowance	(1.0)
Reserve for uncertain tax positions	(1.3)
Return to provision	2.8
Other reconciling items - net	1.7
Total tax provision	$1.7
Effective tax rate	33.3%

Significant components of the Company's deferred tax assets (liabilities) at December 31, 2020 are as follows:

December 31, 2020
Deferred tax assets
§163(j) deferred interest	$5.3
Net operating loss	2.7
R&D credits	3.5
Foreign tax credit	—
Employee benefits	1.0
Other	0.4
Deferred tax assets	12.9
Valuation allowance	(3.8)
Deferred tax assets, net of valuation allowance	$9.1
Deferred tax liabilities
Foreign earnings not permanently reinvested	$(6.8)
Capitalized labor costs	(1.3)
Intangibles	(14.7)
Depreciation and amortization	(0.6)
Other - net	(1.6)
Deferred tax liabilities	(25.0)
Net deferred tax liabilities	$(15.9)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Deferred tax assets and liabilities reflect the tax consequences of temporary differences between the financial statement carrying value of assets and liabilities and their respective tax bases, as well as tax credits, net operating loss carryforwards and other attributes, and the future tax impact of foreign earnings to be repatriated to the United States. Deferred tax assets are reduced by a valuation allowance when it is considered more likely than not, based upon the weight of available evidence, that a future tax benefit will not be realized. Valuation allowance needs are determined on a jurisdictional basis. The Company’s valuation allowances at December 31, 2020, related primarily to state net operating losses and state R&D tax credit carryforwards.

At December 31, 2020 the Company had net operating loss carryforwards, tax effected, for state tax jurisdictions of $2.3 and foreign tax jurisdictions of $0.4. The majority of the state net operating loss carryforwards will start expiring in years 2027 through 2036, if not utilized. The foreign net operating loss carryforwards can be carried forward indefinitely.

The Company has provided for U.S. income taxes and withholding taxes on all undistributed earnings of its significant foreign subsidiaries since the Company does not indefinitely reinvest these undistributed earnings. Beginning in 2020, this includes the undistributed earnings of the foreign subsidiaries of Innovative. The Company measures deferred tax assets and liabilities using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.

The Company is subject to income taxes in the U.S. and various state and foreign jurisdictions. Significant judgment is required in evaluating tax positions and determining the provision for income taxes. The Company establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes may be due. These liabilities are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these liabilities in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of changes to these liabilities.

At December 31, 2020, total unrecognized tax benefits were $5.8, of which $4.3 would impact the effective tax rate if recognized. The change in the reserve from 2019 to 2020 was largely the result of a net decrease in foreign uncertain tax positions and was primarily related to certain intercompany transactions. Any changes in the next twelve months are not anticipated to have a significant impact on the results of operations, financial position, or cash flows of the Company.

The Company believes that it is reasonably possible that $0.7 of unrecognized tax benefits may be recognized in the next 12 months as a result of a lapse of the statute of limitations. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2020, potential interest and penalties on unrecognized tax benefits were $0.4. As of December 31, 2020, the tax years open to examination are 2017 through 2019 for U.S. tax jurisdictions and 2016 through 2019 for foreign tax jurisdictions.

The aggregate changes in the gross unrecognized tax benefits related to uncertain tax positions as of December 31, 2020 are as follows:

2020
Beginning unrecognized tax benefits	$6.7
Increases for tax positions related to the current year	1.3
Increases for tax positions related to prior years	1.5
Decreases for tax positions related to prior years	(2.6)
Decreases due to lapsed statutes of limitations	(1.1)
Ending unrecognized tax benefits	$5.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In millions of U.S. dollars, unless otherwise indicated)

Note 15. COMMITMENTS AND CONTINGENCIES

Future guaranteed minimum commitments are as follows as of December 31, 2020:

	2021	2022	2023	2024	2025	2026 and Thereafter	Total
Guaranteed royalties	$73.8	$55.4	$40.1	$33.3	$15.2	$21.0	$238.8
Capital lease	3.1	3.1	3.2	3.2	3.3	24.1	40.0
Operating leases	8.4	6.9	6.0	5.5	3.4	8.0	38.2
Total future payments(1)	$85.3	$65.4	$49.3	$42.0	$21.9	$53.1	$317.0

(1) Future minimum operating lease payments have not been reduced by expected minimum sublease income of $1.8 due in the future under noncancelable subleases.

Guaranteed Royalties: The Company licenses content from publishers for inclusion in products in return for paying the publisher a royalty fee. Certain of these license agreements require a minimum guaranteed annual royalty payment with terms of one to ten years.

Capital Lease: The Company entered into a capital lease arrangement which had an original obligation of $48.8, which includes $24.1 of interest, and expires in 2032. This transaction was recorded at the present value of the future minimum lease payments on the consolidated statement of financial position as a component of property and equipment.

Operating Leases: The Company leases its facilities with end dates that vary through 2032. Certain of these facility leases have escalation clauses equal to the cost of living and support periodic payments of various occupancy costs. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. Total rent expense net of sublease income for the year ended December 31, 2020 is $9.9.

Litigation: The Company is a party to various claims and legal actions arising in the ordinary course of business. Litigation is subject to many uncertainties and the outcome of individual litigated matters is not probable nor estimable. Management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on the consolidated financial statements.

Contractual Obligations: The Company does not believe there are any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company. As of December 31, 2020 there is $3.0 in outstanding performance bonds issued in the normal course of business, as required by certain customers.